Exhibit 10.1

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, IL 60192

August 15, 2017

Mr. E. J. Bird

15 Blazing Star Trail

Landrum, SC 29356

Dear E. J.:

We are pleased to extend our offer for you to serve as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. (“SHO”). In this position you will report to Will Powell, Chief Executive Officer and President of SHO. The start date of your employment as Senior Vice President and Chief Financial Officer will be August 15, 2017 (the “Effective Date”). This letter, the terms of which have been mutually agreed upon by you and SHO, will govern the terms of your employment with SHO as of the Effective Date (this “Offer Letter”).

The key elements of your employment and compensation are as follows:

1. Responsibilities. During your employment as Senior Vice President and Chief Financial Officer you will be responsible for the financial (including accounting and treasury), risk management, real estate, and procurement operations of SHO and such other responsibilities as the Chief Executive Officer or the Board of Directors assigns to you from time to time.

2. Base Salary. Your base salary will be $650,000 per year payable to you in accordance with SHO’s regular payroll practices including withholdings required by law.

3. Annual Incentive Plan Participation. You will be eligible to participate in SHO’s Annual Incentive Plan (the “SHO AIP”) in accordance with, and subject to, its terms. Your annual incentive opportunity will be 75% of your base salary. Your participation will begin with SHO’s 2017 fiscal year, which participation will be prorated in accordance with the SHO AIP and reflect your June 1, 2017 SHO employment start date. SHO AIP awards are made in the sole discretion of the Compensation Committee of SHO’s Board of Directors (the “Compensation Committee”). Awards earned under the SHO AIP will be paid by April 15th of the fiscal year following the year to which they relate provided that you are actively employed by SHO as of the payment date.

4. Long-Term Incentive Program Participation. You will be eligible to participate in SHO’s Long-Term Incentive Program (the “SHO LTIP”) in accordance with, and subject to, its terms. Your incentive opportunity will be 100% of your base salary. Your participation will begin with respect to the 2017 LTIP approved by the Compensation Committee on January 30, 2017 (the “2017 LTIP”) except that your 2017 LTIP award (a) will be prorated in accordance with the SHO LTIP and reflect your June 1, 2017 SHO employment start date and (b) will not include any Stock Units. SHO LTIP awards are made in the sole discretion of the Compensation Committee.

5. Stock-Units Award. Upon your execution and delivery to SHO of SHO’s form of Stock Units Agreement attached as Appendix A to this Offer Letter, you will receive 40,000 Stock Units to be issued to you in accordance with, and subject to the terms and conditions of, the Company’s Amended and Restated 2012 Stock Plan and the Stock-Units Agreement. As more fully described in the Stock-Units Agreement, the Stock Units will vest in three installments.

6. Incentive/Retention Award. Upon your execution and delivery to SHO of SHO’s form of Incentive/Retention Agreement attached as Appendix B to this Offer Letter, you will eligible to receive in three installments a cash incentive/retention award totaling $400,000, subject to the terms and conditions of the Incentive/Retention Agreement. As more fully described in the Incentive/Retention Agreement, the $400,000 cash incentive/retention award will be reduced to reflect SHO AIP payments and a SHO LTIP payment.

7. Executive Severance Agreement. You acknowledge that, as a condition of your employment as SHO’s Senior Vice President and Chief Financial Officer, you will execute and deliver to SHO prior to the Effective Date the form of Executive Severance Agreement attached as Appendix C. As more fully described in the Executive Severance Agreement, you will be entitled to twelve months of severance.

8. Signing Bonus. As soon as practicable following the Effective Date SHO will pay to you a $60,000 signing bonus less all applicable withholdings and deductions required by law.

9. Office; Local Accommodations and Weekly Travel to and from Your Home. You will perform your responsibilities as Senior Vice President and Chief Financial Officer primarily at SHO’s Hoffman Estates offices. SHO will reimburse you for your reasonable housing arrangements in the Hoffman Estates area (with a vendor that we will select) and your reasonable airfare and commuting costs (such as airport parking and mileage to and from the airport) to and from your home or to Texas on a weekly basis in accordance with our corporate travel program.

10. Paid Time Off: Each year, you will receive four weeks of paid vacation, six paid national holidays, and four paid personal days.

11. Benefits: You will be eligible to participate in all retirement, health, and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executive officers, in accordance with the applicable terms, conditions, and availability of those programs.

12. Service on SHO’s Board of Directors. Management will inform SHO’s Board of Directors that management believes that it is in SHO’s best interests that you continue to serve as a member of the Board of Directors.

13. Representations and Additional Agreements. You represent to SHO that (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to perform as SHO’s Senior Vice President and Chief Financial Officer or any other position with SHO or any of its affiliates, and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as already disclosed to and approved by SHO. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHO (which consent with respect to the board of directors of one for-profit entity described in (b)(i) SHO will not unreasonably withhold). You agree to continue to refrain from disclosing or using, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

14. Board Approval. This Offer Letter is subject to the approval of SHO’s Board of Directors. SHO is required by the rules of the Securities and Exchange Commission to make public disclosures regarding your employment by SHO and the terms and conditions of this Offer Letter, and to file this Offer Letter as an exhibit to appropriate SEC reports that will be publicly available.

15. Governing Law. The laws of the State of Illinois (without regard to its conflicts-of-law principles) govern this Offer Letter.

We look forward to you starting your new position and to your continued success with SHO. This offer is also subject to your successful completion of a criminal background check. By signing where indicated below, you accept this position and the terms, subject to the conditions described above.

Sincerely,

By:	/s/ PHILIP ETTER
Philip Etter
Vice President, Human Resources Sears Hometown and Outlet Stores, Inc.

Accepted and agreed to as of the date first stated above:

/s/ E. J. BIRD
E. J. Bird

Appendix A

Sears Hometown and Outlet Stores, Inc.

Stock Units Agreement

August     , 2017

This is a Stock Units Agreement between Sears Hometown and Outlet Stores, Inc. (the “Company”) and the individual who has executed this Stock Units Agreement following the words “Grant Holder’s Signature” (the “Grant Holder”). The term “this Agreement” means collectively this Stock Units Agreement and each Grant Supplement (defined in section 1 of this Agreement) relating to this Agreement.

Preliminary Statement

This Agreement is made pursuant to the Company’s Amended and Restated 2012 Stock Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Agreement are defined in the Plan.

Terms and Conditions

The Company and the Grant Holder agree as follows:

1. Stock Unit Grants. This Agreement is a “Stock Agreement” referred to in Section 2.20 of the Plan. For each of the Company’s Stock Unit grants to the Grant Holder pursuant to the Plan, each of this Agreement, the Plan, and each Grant Supplement to this Agreement (which Supplement need not be signed by the Grant Holder), will govern unless the Stock Unit grant is subject to a separate stock units agreement between the Company and the Grant Holder (a “Separate Agreement”). The Company’s Stock Unit grants to the Grant Holder pursuant to the Plan, excluding those that are subject to a Separate Agreement, are together referred to in this Agreement as the “Stock Units.” The Company will evidence each grant of Stock Units to the Grant Holder by an agreement entitled “Supplement to Stock Units Agreement” to be attached to this Agreement from time to time (each a “Grant Supplement” and together the “Grant Supplements”). Grant Supplements will indicate the number of Stock Units granted to the Grant Holder and the restrictions, forfeiture conditions, and other terms that are applicable to the Stock Units granted. This Agreement governs all Stock Units granted to the Grant Holder on or after the date of this Agreement. All Grant Supplements, whenever delivered to the Grant Holder, are incorporated into and form a part of this Agreement.

2. Restrictions; Forfeiture Conditions. Each grant of Stock Units is subject to each of the restrictions and each of the forfeiture conditions described in this Agreement and in the Grant Supplement applicable to the grant until they have been satisfied or have otherwise expired or been terminated. Failure to satisfy the forfeiture conditions by the times specified on the Grant Supplement will result in the forfeiture of the number of unvested Stock Units specified on the Grant Supplement. Unvested Stock Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated, or otherwise encumbered. If the Grant Holder’s employment with the Company or its subsidiary terminates for any reason other than as provided in section 3 of this Agreement, then the Grant Holder will forfeit all of the Grant Holder’s right, title, and interest in and to the then-unvested Stock Units as of the date of employment termination, and the unvested Stock Units will revert to the Company immediately following the event of forfeiture. The Grant Holder will forfeit all unvested Stock Units if (a) in the opinion of the Committee, the Grant Holder, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any of its subsidiaries or (b) the Grant Holder performs any act or engages in any activity or conduct that in the opinion of the Chief Executive Officer of the Company or the Committee is inimical to the best interests of the Company. The restrictions and forfeiture conditions imposed by this section 2 will apply to all cash and other consideration received by the Grant Holder with respect to the Stock Units in connection with mergers, reorganizations, consolidations, recapitalizations, stock dividends, and other changes in corporate structure affecting the common stock of the Company.

3. Expiration and Termination of Restrictions and Forfeiture Conditions. The restrictions and forfeiture conditions imposed by this Agreement on each grant of Stock Units, or portion of the grant specified in the applicable Grant Supplement, will expire on the earliest to occur of the following:

(a) upon the passage of time or upon the achievement of performance goals or upon both the passage of time and the achievement of performance goals, together with such other conditions, all as provided in the Grant Supplement for the grant;

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(b) on the date of termination of the Grant Holder’s employment with the Company or one of its subsidiaries by reason of disability (as determined by the Company) or death, but (i) if the grant includes performance goals then only to the extent the Committee determines that the goals have been satisfied as of the date of termination and (ii) if the grant includes one or more passage-of-time forfeiture conditions all of them that expire in accordance with the terms of the Grant Supplement will be deemed to have expired on the day immediately preceding the date of termination;

(c) on the date the Company terminates the Grant Holder’s employment with the Company or one of its subsidiaries without Cause (as defined in the Executive Severance Agreement between the Company and the Grant Holder dated August __, 2017 (the “Severance Agreement”); and

(d) on the date the Grant Holder terminates the Grant Holder’s employment with the Company or one of its subsidiaries for Good Reason (as defined in the Severance Agreement).

4. Limitations on Rights. The Stock Units are bookkeeping entries only. In accordance with, and subject to, this Agreement and the Grant Supplements the Company only will make cash payments with respect to the Stock Units, as to which the Grant Holder will have no rights to receive Stock or other securities of the Company, no rights as a stockholder of the Company, no dividend rights, and no voting rights.

5. Timing and Manner of Cash Payment. As soon as practicable, and in no event more than twenty days, after the date all, or portion specified in the applicable Grant Supplement or Grant Supplements, of the Stock Units vest in accordance with this Agreement and the Grant Supplement or Grant Supplements, the Company will make to the Grant Holder the lump sum cash payment to be made in satisfaction of the Stock Units, or specified portion, in accordance with, and subject to, this Agreement and the Grant Supplement or Grant Supplements. The Grant Holder and the Grant Holder’s successors, heirs, assigns, and personal representatives will have no continuing rights or interests in the Stock Units that have been paid by the Company in accordance with this section 5.

6. Adjustments. Section 12 of the Plan is applicable to this Agreement and the Stock Units.

7. No Right of Continued Employment. Nothing in this Agreement will (a) interfere with or limit in any way the right of the Company or any of the Company’s subsidiaries to terminate the Grant Holder’s employment at any time or (b) confer upon the Grant Holder any right to continue in the employ of the Company or any of the Company’s subsidiaries.

8. Payment of Taxes.

Whenever the law requires the Company to withhold federal, state, or local taxes of any kind (including the Grant Holder’s FICA obligation) on behalf of the Grant Holder, the Grant Holder will pay the required withholding amount to the Company no later than the date due, or to make other arrangements satisfactory to the Company regarding payment of the withholding amount. The obligations of the Company under this Agreement will be conditional on the Grant Holder’s compliance with these withholding payment requirements. The Company and its affiliates will, to the extent permitted by law, have the right to deduct the withholding amount from any payment of any kind otherwise due from the Company or its subsidiary to the Grant Holder, including without limitation any payment referred to in section 5 of this Agreement.

9. Grants Subject to Clawback. All cash and other consideration received by the Grant Holder with respect to the Stock Units are subject to forfeiture, recovery by the Company, and each other action pursuant to clawback or recoupment policies that the Company may adopt from time to time, including without limitation policies that the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder or as otherwise required by law.

10. Amendment. This Agreement may not be modified, amended, or waived in any manner except in writing signed by the Company and the Grant Holder. The waiver by the Company or the Grant Holder of compliance with any term of this Agreement will not operate or be construed as a waiver of any other term of this Agreement or any subsequent breach of a term of this Agreement.

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11. The Plan Controls. The terms of the Plan are incorporated into and made a part of this Agreement. This Agreement will be governed by and construed in accordance with the Plan. If any actual or alleged conflict among (a) the terms of the Plan, the terms of this Agreement, and the terms of the Grant Supplement, or (b) between the terms of the Plan and the terms of this Agreement or the terms of any Grant Supplement, the terms of the Plan will be controlling and determinative.

12. Successors. This Agreement will be binding upon all successors of the Company in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

14. Notice. Notices and communications under this Agreement must be in writing and delivered personally, by overnight courier, or by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Human Resources Department

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

Attn: Vice President, Human Resources

or any other address designated by the Company in a written notice to the Grant Holder. Notices to the Grant Holder will be directed to the address of the Grant Holder then currently on file with the Company, or at any other address given by the Grant Holder in a written notice to the Company.

15. Administration. The authority to manage and control the operation and administration of this Agreement will be vested in the Committee. The Committee will have all powers with respect to this Agreement that it has with respect to the Plan. All interpretations of this Agreement and the Plan by the Committee and all decisions made by it with respect to this Agreement are final and binding on the Grant Holder and all other persons.

16. Governing Law. Illinois law, other than its conflict of laws principles, will govern interpretation, performance, and enforcement of this Agreement.

Sears Hometown and Outlet Stores, Inc.

By:

Philip Etter
Vice President, Human Resources

Grant Holder’s Name: E. J. Bird

Grant Holder’s Signature:

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Sears Hometown and Outlet Stores, Inc.

Supplement to Stock Units Agreement

Supplement Date: August     , 2017

Name of Grant Holder: E. J. Bird

Grant Date: August     , 2017

Number of Stock Units: 40,000

Dear Grant Holder:

I am pleased to inform you that Sears Hometown and Outlet Stores, (the “Company”) has granted to you the number of Stock Units indicated above (the “Stock Units”). The Stock Units are granted to you pursuant, and subject, to the terms of (1) the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan (the “Plan”), (2) the Stock Units Agreement between the Company and you (the “Stock Units Agreement”), and (3) this Supplement to Stock Units Agreement. This Supplement to Stock Units Agreement is a “Grant Supplement” referred to in the Stock Units Agreement.

Unless the restrictions and forfeiture conditions expire earlier in accordance with section 3 of the Stock Units Agreement and subject to the sentences below following the table, the restrictions and forfeiture conditions imposed by the Stock Units Agreement will expire with respect to the Stock Units, and the Stock Units will vest, on a three-installment basis in accordance with the following table. For each Stock Unit that vests, the Company will make a cash payment to you equal to the “Close/Last” price of the Company’s common stock, $0.01 par value, on the Nasdaq Stock Market (or substitute or successor stock exchange) on the applicable Vesting Date.

Percentage of Stock Units Vesting for each “Installment”	Dates of Expiration of Restrictions and Forfeiture Conditions for each Installment (each a “Vesting Date”)
33.3%	January 30, 2018
33.3%	January 30, 2019
33.4%	January 30, 2020

If your employment with the Company terminates as described in section 3(b), (c), or (d) of the Stock Units Agreement on a date that is prior to the next Vesting Date (the “Final Vesting Date”), two events will occur. First, the percentage of Stock Units indicated above that will vest as a result of the termination of your employment will be limited to the percentage of Stock Units that would have vested on the Final Vesting Date but for the termination of your employment. Second, and assuming your employment termination date is prior to January 30, 2019, you will forfeit all of your right, title, and interest in and to all Stock Units that in accordance with the above table would vest after the Final Vesting Date, and these unvested Stock Units will revert to the Company immediately following your employment termination. Here’s an example, which is subject to the terms of the Stock Units Agreement. As described above in the table, 13,320 of your Stock Units would vest on January 30, 2018, 13,320 would vest on January 30, 2019, and 13,360 would vest on January 30, 2020. Assume also that your employment with the Company terminates as described in section 3(b), (c), or (d) of the Stock Units Agreement on January 15, 2019. As a result, (a) 13,320 of your Stock Units would have vested on January 30, 2018 (and you

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would have received at that time the cash proceeds from the Company, which you would keep), (b) the 13,320 Stock Units that are scheduled to vest on January 30, 2019 (which becomes the Final Vesting Date) instead would vest on January 15, 2019 (and you would keep the cash proceeds received from the Company), and (c) you would forfeit completely the 13,360 Stock Units scheduled to vest on January 30, 2020 and would receive nothing for them.

Sears Hometown and Outlet Stores, Inc.

By:

Philip Etter
Vice President, Human Resources

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Appendix B

August     , 2017

Mr. E. J. Bird

15 Blazing Star Trail

Landrum, SC 29356

Dear E. J.

Incentive/Retention Agreement

We consider your continued service and dedication to Sears Hometown and Outlet Stores, Inc. (the “Company” or “we”) as Senior Vice President and Chief Financial Officer to be important to our business. We are pleased to offer you a cash incentive/retention award as provided in this Incentive/Retention Agreement, to which we and you agree.

1. In recognition of your continued, uninterrupted service with the Company from the date of this Incentive/Retention Agreement, we offer you, and you accept, a cash incentive/retention award in the total amount of $400,000 less all applicable withholdings and deductions required by law (the “Incentive/Retention Award”). Subject to the next sentences of this paragraph and to the other paragraphs of this Incentive/Retention Agreement, the Incentive/Retention Award will vest in three installments. The first installment of the Incentive/Retention Award will be in the amount of $100,000 and vest and become payable to you in cash as soon as administratively possible following April 15, 2018 (the “2018 Installment”), the second installment of the Incentive/Retention Award will be in the amount of $125,000 and vest and become payable to you in cash as soon as administratively possible following April 15, 2019 (the “2019 Installment”), and the third installment of the Incentive/Retention Award will be in the amount of $175,000 and vest and become payable to you as soon as administratively possible following April 15, 2020 (the “2020 Installment,” and together with the 2018 Installment and the 2019 Installment the “Installments”). If an Event Vesting Date occurs, each of the Installments that is unpaid as of the Event Vesting Date will become immediately payable to you in cash as soon as administratively possible following the Event Vesting Date. “Event Vesting Date” means the earlier of the following dates: (a) the date on which the Company terminates your employment without Cause and (b) the date on which you terminate your employment with the Company for Good Reason. “Cause” and “Good Reason” are defined in the Executive Severance Agreement between the Company and you dated August     , 2017 (the “Severance Agreement”)

2. Subject to the next sentences of this paragraph, you will receive the Installments in accordance with, and subject to, paragraph 1 if all of the following eligibility conditions are satisfied as of the payment dates specified in paragraph 1: (a) you have executed this Incentive/Retention Agreement and delivered it to the Company and (b) until April 15, 2018 with respect to the 2018 Installment, until April 15, 2019 with respect to the 2019 Installment, and until April 15, 2020 with respect to the 2020 Installment, you have continuously served as a full-time employee of the Company. If the Company makes any payment to you in accordance with its Annual Incentive Plan (“AIP”), then (y) for the Company’s 2017 fiscal year, the 2018 Installment will be reduced (but to not less than zero) by the amount of the 2017 AIP payment and (z) for the Company’s 2018 fiscal year, the 2019 Installment will be reduced (but to not less than zero) by the amount of the 2018 AIP payment. If the Company makes any payment to you in accordance with its 2017 LTIP approved by the Compensation Committee of SHO’s Board of Directors on January 30, 2017 (the “2017 LTIP”) (other than with respect to Stock Units), the 2020 Installment will be reduced (but to not less than zero) by the amount of the 2017 LTIP payment. If you die or experience a Disability (as defined in the Severance Agreement) before you have received all of the Installments, your estate or personal representative (if your death occurs) or you (if your Disability occurs) will receive an amount equal to the total dollar amount of the Installments that are unpaid as of the date of your death or Disability multiplied by a fraction the numerator of which is the number of months from and including June 2017 to and including the month in which your death or Disability occurs (but not more than 32 months) and the denominator of which is 32 months, and you will cease to be entitled to receive the unpaid Installments.

3. Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate your employment at any time with or without Cause and with or without notice to you. Neither this Incentive/Retention Agreement nor the Incentive/Retention Award has any effect on the at-will nature of your employment.

4. This Incentive/Retention Agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this Incentive/Retention Agreement. This Incentive/Retention Agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

5. This Incentive/Retention Agreement may not be amended or modified except in writing signed by the Company and you. This Incentive/Retention Agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

6. This Incentive/Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:

Philip Etter
Vice President, Human Resources

Agreed to and accepted:

E. J. Bird

Appendix C

Executive Severance Agreement

August     , 2017

This Executive Severance Agreement (this “Agreement”) is between Sears Hometown and Outlet Stores, Inc. (together with its subsidiaries “SHO”) and E. J. Bird (“Executive”).

Preliminary Statement

In accordance with, and subject to, the terms and conditions of an Offer Letter dated August     , 2017, Executive has agreed to serve as SHO’s Senior Vice President and Chief Financial Officer (the “Offer Letter”).

Terms and Conditions

Executive and SHO, intending to be legally bound and for good and valuable consideration, agree as follows:

1. Benefits Upon Termination of Employment.

a. Severance Benefits. If Executive’s employment is involuntarily terminated without Cause or Executive voluntarily terminates Executive’s employment for Good Reason (as such terms are defined in Section 2 below), Executive will be entitled to the benefits described in Sections 1(a)(i) and (ii) below (collectively, the “Severance Benefits”). Executive will not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including for Cause or due to death or Disability (as defined in Section 2 below). Executive will not be entitled to Severance Benefits if Executive does not meet all of the other requirements of this Agreement, including those of Section 4(g).

i. Continuation of Salary

1. SHO will pay Executive cash severance in an amount equal to twelve (12) months of Executive’s annual base salary at the rate in effect on the date on which Executive’s employment terminates (the “Date of Termination”). The amount determined in accordance with the preceding sentence (the “Salary Continuation Amount”) will be paid upon the satisfaction of the following conditions: (A) Executive’s Separation from Service (as defined in Section 2 below) has occurred; and (B) the Revocation Period (as defined in Appendix B to this Agreement) has expired. If the foregoing conditions have been satisfied, SHO will pay the Salary Continuation Amount in substantially equal installments on each regular salary payroll date for a period of twelve (12) months (the “Salary Continuation Period”), except as otherwise provided in this Agreement.

2. Notwithstanding the foregoing, to the extent Executive’s termination is as a result of an event that would trigger payments under a then-current and applicable transition pay or severance plan or program (the “Other Severance Program”) under which Executive would have been eligible for severance pay and benefits for a period longer than the Salary Continuation Period, and provided the severance pay under the Other Severance Program is greater than the Salary Continuation Amount, then the Salary Continuation Amount and the Salary Continuation Period for purposes of this Agreement will be the greater amount and the longer period provided by the Other Severance Program, except as otherwise provided in this Agreement.

3. Further and notwithstanding the foregoing, the SHO obligations that may become due under this Section 1(a)(i) will be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period other than all approved external director fees that Executive earns or is otherwise entitled to receive. Executive will not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate the Salary Continuation Amount. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 4(g) below) by the deadline specified therein, Salary Continuation Amount payments will terminate, and any entitlement to future Salary Continuation Amount payments will be forfeited, and Executive will be required to reimburse SHO for any portion of the Salary Continuation Amount already paid to Executive.

4. Notwithstanding anything in this Section 1(a)(i) to the contrary, if the Salary Continuation Amount payable to Executive in accordance with Section 1(a)(i) during the six (6) months after Executive’s Separation from Service would exceed the Section 409A Threshold and if as of the date of the Separation from Service Executive is a Specified Employee (as such terms are defined in Section 2 below), then payment will be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation Amount that is in excess of the Section 409A Threshold and that would otherwise be paid during such six (6) months will instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.

5. All Salary Continuation Amount payments (described under this Section 1(a)(i)) will terminate if Executive is employed by a SHO Competitor or SHO Vendor (as such terms are defined in Sections 4(c)(ii) and 4(d)(ii) herein, respectively) during the Salary Continuation Period (which for purposes of this Section 1(a)(i)(3) will not exceed twelve (12) months), or in the event of Executive’s breach of this Agreement (in accordance with Section 10 below). In either case, Executive will be required to reimburse SHO for any portion of the Salary Continuation Amount already paid to Executive.

ii. Continuation of Benefits.

1. During the Salary Continuation Period and subject to the next sentence, Executive will be entitled to participate in all benefit plans and programs (except as specified in this Section 1(a)(ii)) in which Executive was eligible to participate immediately prior to the Date of Termination (subject to the terms and conditions in effect from time to time and the continued availability and applicability of such plans and programs to former employees who are not active employees of SHO). Executive will not be eligible to participate in the long-term disability plan, health care flexible spending account (except on an after-tax basis and only through the earlier of the end of Salary Continuation Period or the calendar year in which the Separation from Service occurs), SHO-paid life insurance, any 40l(k) savings plan maintained by SHO (or any other defined contribution plan sponsored by SHO), or any other plan or benefit that by its terms or in accordance with law is not applicable to former employees who are not active employees of SHO. SHO’s current medical, dental, and vision plans provide COBRA-only coverage for former employees who are not active employees of SHO. If at the Date of Termination COBRA coverage is the only coverage available under SHO’s then-current medical and dental plans, Executive and Executive’s eligible dependents will be eligible during the Salary Continuation Period for COBRA coverage under the then-current plans, with Executive’s percentage share of the cost of COBRA premiums to be the same as the percentage share that Executive paid for medical, dental, and vision plan coverage immediately prior to the Date of Termination.

2. If Executive does not timely execute and submit the General Release and Waiver (in accordance with Section 4(g) herein) by the deadline specified therein, Executive will be required to reimburse SHO for the portion of the cost for the benefits referred to under Section 1(a)(ii)(l) immediately above paid by SHO during the Salary Continuation Period, and Executive will instead be eligible for COBRA coverage under the SHO medical, dental, and vision plans as of the Date of Termination. Executive will be responsible for the full cost of COBRA premiums if this Section 1(a)(ii)(2) is applicable.

3. Subject to Section 1(a)(ii)(4) immediately below, if Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by SHO hereunder will be secondary to such employer’s health benefits plan or program in accordance with the terms of the SHO health benefit plans.

4. All of the benefits described in this Section 1(a)(ii) will terminate, and any entitlements to future such payments will be forfeited, if Executive is employed by a SHO Competitor or a SHO Vendor during the Salary Continuation Period (which for purposes of this Section 1(a)(ii)(4) will not exceed twelve (12) months) or in the event of Executive’s breach of this Agreement (in accordance with Section 10 below). In either case, Executive will be required to reimburse SHO for any portion of the cost for the benefits referred to under Section 1(a)(ii)(1) immediately above paid by SHO during the Salary Continuation Period, and Executive will instead be eligible for COBRA continuation coverage under the SHO medical, dental, and vision plans as of Executive’s Severance from Service date. Executive will be responsible for the full cost of COBRA premiums if this Section 1(a)(ii)(4) is applicable.

iii. Other. In addition to the foregoing Severance Benefits, a lump sum payment will be made to Executive not later than Executive’s next regular salary payroll date following the Date of Termination in an amount equal to the sum of any base salary and any vacation benefits that have accrued through the Date of Termination but only to the extent not already paid. No vacation will accrue during the Salary Continuation Period. No payment will be made with respect to unused “personal” days. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation Amount payable in accordance with Section 1(a)(i) above will be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death will experience a qualifying event under COBRA as a result of such death.

iv. Impact of Termination on Certain Other Plans/Programs.

1. Annual Incentive Plan. Upon the Date of Termination, Executive’s entitlement to any award under SHO’s Annual Incentive Plan (the “AIP”) or other applicable annual incentive plan sponsored by SHO will be determined in accordance with the terms and conditions of the AIP or other plan document regarding termination of employment.

2. Long-Term Incentive Program. Upon the Date of Termination, Executive’s entitlement to any award granted to Executive under SHO’s Long-Term Incentive Program (the “LTIP) or other applicable long-term incentive program sponsored by SHO will be determined in accordance with the terms and conditions of the applicable award letter and the LTIP or other plan document regarding termination of employment.

3. Stock Plan. Upon the Date of Termination, Executive’s entitlement to any unvested options, restricted stock, or other award granted to Executive under SHO’s 2012 Amended and Restated Stock Plan or other stock plan sponsored by SHO will be determined in accordance with the terms and conditions of the applicable award agreement and the stock plan document regarding termination of employment.

v. Post-Termination Forfeiture of Severance Benefits. If SHO determines after the Date of Termination that Executive engaged in activity during employment with SHO that SHO determines constituted Cause, Executive will immediately cease to be eligible for Severance Benefits and will be required to reimburse SHO for any portion of Severance Benefits received by Executive during the Salary Continuation Period.

2. Definitions. For purposes of this Agreement, each capitalized term herein is either defined in the section, exhibit, or Appendix in which it first appears or in this Section 2. The following capitalized terms will have the definitions as set forth below:

a. “Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities to SHO, including under the Offer Letter, which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of SHO, and is not remedied in a reasonable period of time after receipt of written notice from SHO specifying such breach; (ii) Executive’s conviction of a felony involving moral turpitude; or (iii) Executive’s dishonesty or willful misconduct in connection with Executive’s employment.

b. “Disability” means disability as defined under the SHO long-term disability plan in effect as of the date of execution of this Agreement (regardless of whether Executive is a participant under such plan).

c. “Good Reason” means, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target annual incentive under the AIP from those in effect as of the date of this Agreement; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; or (iii) any other action or inaction that constitutes a material breach of the terms of Executive’s employment with SHO, including under the Offer Letter, by SHO or its successor, including failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide SHO with written notice of the facts giving rise to a claim that Good Reason exists for purposes of this Agreement within thirty (30) days of the initial existence of such Good Reason event, and SHO will have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (the “Sixty (60)-Day Period”). If SHO remedies the Good Reason event within the Sixty (60)-Day Period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) will cease to exist. If SHO does not remedy the Good Reason event within the Sixty (60)-Day Period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date SHO notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the date on which the Sixty (60)-Day Period expires, the Good Reason event (or any claim of Good Reason) will cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to SHO of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) will cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof. If Executive terminates Executive’s employment under clause (i) of this definition, Executive’s annual base salary rate for purposes of Section 1 hereof will be Executive’s annual base salary rate in effect prior to the reduction that triggered the applicability of such Good Reason event.

d. “SHO Affiliate” means any person with whom SHO is considered to be a single employer under Section 414 (b) of the Internal Revenue Code (the “Code”) and all persons with whom SHO would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.

e. “Section 409A Threshold” means an amount equal to two (2) times the lesser of (i) Executive’s base salary for services provided to SHO as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 40l (a)(17) for the calendar year in which Executive has a Separation from Service. In all events, this amount will be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

f. “Separation from Service” means a “Separation from Service” from SHO within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement will not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by SHO.

g. “Specified Employee” has the meaning set forth under Code Section 409A (and regulations issued thereunder).

3. Intellectual Property Rights. Executive acknowledges that Executive’s development work or research on any and all inventions or expressions of ideas that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at SHO, provided such invention or expression of an idea relates to the business of SHO, or relates to actual or demonstrably anticipated research or development of SHO, or results from any work performed by Executive for or on behalf of SHO, are hereby assigned to SHO, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to SHO. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what SHO is otherwise obligated to pay to Executive. In consideration of the opportunity to receive the Severance Benefits, and other good and valuable consideration, Executive agrees to the following:

a. Non-Disclosure of SHO Confidential Information. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

i. Non-Disclosure. Subject to Section 11, Executive will not, during the term of Executive’s employment with SHO or thereafter, other than in the performance of Executive’s duties and obligations to SHO, including under the Offer Letter, during Executive’s employment with SHO, as required by law or legal process, or as SHO may otherwise consent to or direct in writing, reveal, disclose, sell, use, lecture upon or publish any SHO Confidential Information (as defined in Section 4(a)(iii) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive.

ii. Proprietary Information. Subject to Section 11, Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, SHO expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

iii. SHO Confidential Information. For purposes of this Agreement, “SHO Confidential Information” means trade secrets and non-public information which SHO designates as being confidential or which, under the circumstances, should be treated as confidential, including any information received in confidence from or developed by SHO, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of SHO that is not known generally to the public or in the industry.

iv. Return of SHO Property. All documents and other property that relate to the business of SHO are the exclusive property of SHO, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to SHO upon termination of employment or at such earlier time as SHO may request that Executive do so.

v. Conflict of Interest. During Executive’s employment with SHO and during any Salary Continuation Period (which for purposes of this Section 4(a)(v) will not exceed twelve (12) months), except as may be approved in writing by SHO, neither Executive nor members of Executive’s immediate family (which will refer to Executive, any spouse, and any child) will have financial investments or other interests or relationships with SHO or any customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of SHO. Also during Executive’s employment with SHO during any Salary Continuation Period, Executive agrees not to engage in any activity in competition with SHO and to avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to SHO, or that could otherwise conflict with the best interests of SHO.

b. Non-Solicitation of Employees. During Executive’s employment with SHO and for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, solicit or encourage any SHO employee to leave the employee’s employment with SHO, or assist in any way with the hiring of any SHO employee by any future employer or other entity.

c. Non-Competition. Executive acknowledges that as a result of Executive’s position at SHO, Executive has learned or developed, or will learn or develop, SHO Confidential Information and that use or disclosure of SHO Confidential Information is likely to occur if Executive were to render advice or services to any SHO Competitor.

i. Therefore, for twelve (12) months following the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services to, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any SHO Competitor.

ii. For purposes of this Agreement, “SHO Competitor” means those companies listed on Appendix A, each of which Executive acknowledges is a SHO Competitor.

d. Restriction on Post-Employment Affiliation with SHO Vendors. Executive acknowledges that as a result of Executive’s position at SHO, Executive has learned or developed, or will learn or develop, SHO Confidential Information and that use or disclosure of SHO Confidential Information is likely to occur if Executive were to render advice or services to any SHO Vendor (as defined herein).

i. Therefore, for twelve (12) months from the Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services to, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any SHO Vendor.

ii. For purposes of this Agreement, “SHO Vendor” means, the vendors, if any, listed in Appendix A as well as any other vendor with combined annual gross sales of services or merchandise to SHO in excess of $200 million.

e. Compliance with Protective Covenants. Executive will provide SHO with such information as SHO may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes SHO to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases SHO, their agents and employees, from all liability for any damage arising from any such contacts or communications.

f. Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of SHO Confidential Information and to otherwise protect the legitimate business interests of SHO. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

g. General Release and Waiver. In connection with Executive’s termination of employment with SHO (whether initiated by SHO or Executive in accordance with Section (1)(a) above), Executive will execute a binding general release and waiver of claims in a form to be provided by SHO (the “General Release and Waiver”), which is incorporated by reference in this Agreement. The General Release and Waiver will be in a form substantially similar to the form attached as Appendix B to this Agreement. If the General Release and Waiver is not signed within the time articulated therein, or is signed but subsequently revoked, Executive will cease to be entitled to receive Severance Benefits and will be obligated to reimburse SHO for the portion, if any, of the Severance Benefits already paid to Executive by SHO in its sole discretion prior to the expiration of the Revocation Period.

h. Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the Vice President of Human Resources or Vice President, General Counsel (or the equivalent) of SHO. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied by SHO in its absolute discretion.

5. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including Sections 4(a), 4(b), 4(c) and 4(d), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of SHO without the necessity of SHO posting a bond. Moreover, any award of injunctive relief will not preclude SHO from seeking or recovering any lawful compensatory damages on account of any harm which result from a breach of this Agreement, including a forfeiture of any future payments otherwise due hereunder, and a return of any payments and benefits already received by Executive under this Agreement.

6. Non-Disparagement. Subject to Section 11, Executive will not take any actions that would reasonably be expected to be detrimental to the interests of SHO nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage SHO or its products, services, or present or former employees, officers or directors, and will not authorize others to make such derogatory or disparaging statements on Executive’s behalf. This provision does not, and is not intended to, preclude Executive from entering into any relationship with a SHO Competitor or SHO Vendor if such relationship is permissible under Section 4(c) or 4(d) and does not, and is not intended to, preclude Executive from providing truthful testimony in response to legal process or governmental inquiry.

7. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with SHO both during and after the period of employment with SHO (including any Salary Continuation Period), with respect to matters that relate to such period of employment, in all investigations, potential litigation or litigation in which SHO is involved or may become involved other than any such investigations, potential litigation or litigation between SHO and Executive. SHO will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation, except in the case of litigation between SHO and Executive.

8. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by SHO or Executive in any instance will not be deemed a waiver of such provision in the future.

9. Acting as Witness. Subject to Section 11, Executive agrees that both during and after the period of employment with SHO (including any Salary Continuation Period), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving SHO unless subject to judicial enforcement to appear as a fact witness only.

10. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including the non-competition provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of SHO to pay Salary Continuation Amount or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation Amount payments already received and the value of any other Severance Benefits already received will be returned by Executive to SHO. Further, Executive agrees that SHO will be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under this Agreement.

11. No Prohibition. Subject to the next sentence, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state, or local law or regulation. Executive may not disclose SHO Confidential Information that is protected by the attorney-client privilege except as expressly authorized by law. Executive does not need the prior authorization of SHO to make any such reports or disclosures, and Executive is not required to notify SHO that Executive has made such reports or disclosures.

12. Severability. If any provision or provisions of this Agreement is found invalid, illegal, or unenforceable, in whole or in part, then such provision or provisions will be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or will be deemed excised from this Agreement, as the case may require, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision or provisions had been originally incorporated herein as so modified or restricted or as if such provision or provisions had not been originally incorporated herein, as the case may be.

13. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with SHO is terminable “at-will” by either party at any time with or without cause and with or without notice.

14. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other SHO document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive will not be eligible for any benefits under any transition or severance plan or program maintained by SHO.

15. Entire Agreement. This Agreement, including the appendices hereto, contains and comprises the entire understanding and agreement between Executive and SHO (except for the Offer Letter) and fully supersedes any and all other prior agreements or understandings between Executive and SHO (except for the Offer Letter), in each case with respect to the subject matter contained herein, and may be amended only by a writing signed by (a) one of the Vice President of Human Resources or the Vice President, General Counsel, and Secretary (or equivalent) of SHO and (b) Executive.

16. Tax Withholding. Any compensation paid or provided to Executive under this Agreement will be subject to any applicable federal, state or local income and employment tax withholding requirements.

17. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At the most recent address on file at SHO.

If to SHO: 5500 Trillium Blvd, Hoffman Estates, Illinois 60192, Attention to both: VP, Human Resources and VP, General Counsel.

18. Assignment. SHO may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement will be binding whether it is between SHO and Executive or between any successor or assignee of SHO and Executive.

19. Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement will be administered and interpreted consistent with this intent. If the Sixty (60)-Day Period following a Separation from Service begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any payments due Executive under this Agreement that are: (i) conditioned on Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year thereof, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year. Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

20. Construction and Interpretation. In this Agreement (1) “includes” and “including” are inclusive and mean, respectively, “includes without limitation” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, and (6) unless otherwise indicated all references to a number of days will mean calendar (and not business) days and all references to months or years will mean calendar months or years.

21. Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute a valid and binding agreement.

22. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

23. Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois will have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby (a) submits to the personal jurisdiction of such courts, (b) consents to the service of process in connection with any action, suit, or proceeding against Executive, and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

EXECUTIVE

E. J. Bird

SEARS HOMETOWN AND OUTLET STORES, INC.

By:

Philip Etter
Vice President, Human Resources

Appendix A to Executive Severance Agreement

SHO Competitors

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of SHO Competitors as referred to under Section 4(c)(ii)(l) of the Executive Severance Agreement between SHO and Executive:

Ace Hardware

Lowe’s Home Improvement

The Home Depot

Menard

Whirlpool

ServiceMaster

Rent-A-Center, Inc.

Aaron’s, Inc.

ABT

Amazon

Conn’s, Inc.

Best Buy

Sears Holdings Corporation

Tractor Supply Co.

True Value Company

Wal-Mart

Target

Caterpillar

John Deere

SHO Vendors

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of SHO Vendors as referred to under Section 4(d) of the Executive Severance Agreement between SHO and Executive:

Sears Holdings Corporation

Bosch

Electrolux

General Electric

LG

Samsung

Whirlpool

MTD

Techtronic Industries Company Limited

Husqvarna

Appendix B to Executive Severance Agreement

GENERAL RELEASE AND WAIVER

NOTICE

YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THIS GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING IT (THE “REVOCATION PERIOD”). ANY REVOCATION WITHIN THE REVOCATION PERIOD MUST BE IMMEDIATELY SUBMITTED, IN WRITING, TO PHILIP ETTER, HUMAN RESOURCES, SEARS HOMETOWN AND OUTLETS STORES, INC., 5500 TRILLIUM BOULEVARD, SUITE 501, HOFFMAN ESTATES, IL 60192, AND STATE THAT, “I HEREBY REVOKE MY ACCEPTANCE OF THE GENERAL RELEASE AND WAIVER.” THE EXECUTIVE SEVERANCE AGREEMENT AND GENERAL RELEASE AND WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. YOU SHOULD CONSIDER CONSULTING WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AND WAIVER.

I, E. J. Bird, acknowledge that there are various state, local, and federal laws that prohibit, among other things, employment discrimination on the basis of age, gender, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and state or local human rights agencies. Such laws include, without limitation, the following: Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; 42 U.S.C. Section 1981; and all applicable state and local human and civil rights laws as well as other statutes or laws which regulate employment; and the common law of contracts and torts. I hereby waive and release all rights I may have under these or any other laws with respect to my employment and termination of employment and acknowledge that none of the SHO Parties (as defined below) has (a) discriminated against me, (b) breached any contract with me, (c) committed any civil wrong (tort) against me, or (d) otherwise acted unlawfully against me.

I also waive any right to become, and promise not to consent to become, a member of any class or collective in any case in which claims are asserted against any or all of the SHO Parties that are related in any way to my employment or the termination of my employment with Sears Hometown and Outlet Stores Inc., Sears Holdings Corporation, or any subsidiary of either of them, and that involve claims which have accrued as of the date I sign this General Release and Waiver. If I, with or without my knowledge, become a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me to do so. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending or by counsel for any or all of the SHO Parties.

In consideration of the benefits I will receive that are described in the attached Executive Severance Agreement, I, E. J. Bird, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release, waive, and forever discharge Sears Hometown and Outlet Stores, Inc., Sears Holdings Corporation, and the current and former agents, parents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns of each of Sears Hometown and Outlet Stores, Inc. and Sears Holdings Corporation (collectively, the “SHO Parties”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration, sums of money, accounts, or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears Hometown and Outlet Stores Inc., Sears Holdings Corporation, or any subsidiary of either of them and the termination of my employment. The foregoing release, discharge, and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, including but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), in tort, or pursuant to statute, including claims under any federal, state or local statute or state or federal constitution, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the National Labor Relations Act, the Equal Pay Act, and all other discrimination and employment laws of Illinois and of all other states and municipalities, to the fullest extent permitted under the law. This General Release and Waiver does not apply to any claims or rights that may arise from events occurring after the date of this General Release and Waiver. Also excluded from this General Release and Waiver are any claims which cannot be waived by law, including my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission, and my rights specified in paragraph 11 of the Executive Severance Agreement. I do, however, waive all rights (other than my rights specified in paragraph 11 of the Executive Severance Agreement) to any monetary or other relief of any kind flowing out of any agency or third-party claims or charges, including any charge I might file with any state, local or federal agency. Subject to my rights specified in paragraph 11 of the Executive Severance Agreement, I warrant and represent that I have not filed any complaint, charge, or lawsuit against the SHO Parties or any of them with any governmental agency or with any court.

I have read this General Release and Waiver and understand all of its terms.

I have signed this General Release and Waiver voluntarily with full knowledge of its legal significance and consequences.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any non-material modification of this General Release and Waiver Agreement does not restart the twenty-one (21) day consideration period.

I understand that if I sign this General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing. I understand this General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the benefits I will receive that are described in the attached Executive Severance Agreement does not constitute an admission of liability by the SHO Parties or any of them and that each of the SHO Parties expressly denies any wrongdoing or liability.

THIS IS A RELEASE. READ BEFORE SIGNING.

Signed by:

E. J. Bird

Date:                         ,